EXHIBIT 15
Allstate Life Insurance Company
3100 Sanders Road
Northbrook, IL 60062
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the periods ended September 30, 2014 and 2013, as indicated in our report dated October 31, 2014; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-150286	333-102934
333-150577	333-114560
333-150583	333-114561
333-177476	333-114562
333-177478	333-121687
333-177479	333-121691
333-177480	333-121692
333-177481	333-121693
333-177666	333-121695
333-177671
333-177672
333-177673
333-177675
333-178570
333-187073
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP

Chicago, Illinois
October 31, 2014

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